Exhibit 10.2

AUFHEBUNGSVERTRAG	TERMINATION AGREEMENT
ZWISCHEN	BETWEEN
(1) ROFIN-SINAR Laser GmbH, Berzeliusstraße 87, 22113 Hamburg ("ROFIN-SINAR Laser GmbH")	(1) ROFIN-SINAR Laser GmbH, Berzeliusstraße 87, 22113 Hamburg ("ROFIN-SINAR Laser GmbH ")
und	and
(2) CBL Verwaltungsgesellschaft mbH, Petersbrunnerstr. 1 b, 82319 Starnberg ("CBL Verwaltungsgesellschaft mbH")	(2) CBL Verwaltungsgesellschaft mbH, Petersbrunnerstr. 1 b, 82319 Starnberg ("CBL Verwaltungsgesellschaft mbH")
- nachfolgend gemeinsam „Gesellschaft" oder „Gesellschaften" genannt -	- hereinafter jointly referred to „Company" or „Companies" -
und	and
(3) Günther Braun ("Geschäftsführer")	(3) Günther Braun ("Managing Director")
PRAAMBEL	PREAMBLE
Der Geschäftsführer ist bei der ROFIN-SINAR Laser GmbH als Geschäftsführer angestellt und als Geschäftsführer der ROFIN-SINAR Laser GmbH und der CBL Verwaltungsgesellschaft mbH im Handelsregister eingetragen.

The Managing Director is deployed by ROFIN-SINAR Laser GmbH as managing director and registered in the commercial register as managing director of ROFIN-SINAR Laser GmbH and of CBL Verwaltungsgesellschaft mbH.

1. VERTRAGSBEENDIGUNG	1. TERMINATION OF THE EMPLOYMENT AGREEMENT
1.1 Die Parteien sind sich darüber einig, dass das zwischen den Gesellschaften einerseits und dem Geschäftsführer andererseits bestehende Anstellungsverhältnis im gegenseitigen Einvernehmen auf Veranlassung der Gesellschaft mit Wirkung zum Ablauf des 30.09.2017 enden wird und der Geschäftsführer das Anstellungsverhältnis mit einer Ankündigungsfrist von drei Monaten zum Monatsende schriftlich vorzeitig beenden kann (der Beendigungstermin wird nachfolgend „Beendigungszeitpunkt“ genannt.)

1.1 The Parties mutually agree that the service relationship existing between the Companies on the one hand and the Managing Director on the other hand will end by mutual consent on the Company’s initiative on 30 September 2017 and the Managing Director is allowed to early terminate the service agreement by giving three months written notice to the end of a month (the actual termination date is hereinafter referred to as "Termination Date").

1.2 Jedes etwaige sonstige Arbeits- oder Dienstverhältnis mit den Gesellschaften oder mit einem im Sinne von § 15 AktG mit der Gesellschaft verbundenen Unternehmen soweit diese in Deutschland ihren Sitz haben („Verbundenes Unternehmen“), endet mit sofortiger Wirkung.

1.2 Any other employment or service relationship with the Companies or an affiliated company in the meaning of sec. 15 German Stock Corporation Act as far as they have their seat in Germany ("Affiliated Company"), shall end with immediate effect.

2. AMTSNIEDERLEGUNG	2. RESIGNATION FROM OFFICE
2.1 Der Geschäftsführer legt hiermit sein Geschäftsführeramt bei den Gesellschaften mit Wirkung zum 01.07.2015 nieder. Der Geschäftsführer hat entsprechende Niederlegungserklärungen separat ausgefertigt. Diese Niederlegungserklärungen sind diesem Vertrag als Anlage 1 beigefügt und wesentlicher Bestandteil dieses Vertrages.

2.1 The Managing Director resigns from his office as Managing Director of the Companies with effect as of 1 July 2015. The Managing Director signed separate resignation notices. The resignation notices are attached to this Agreement as Annex 1 and is a major part of this Agreement.

2.2 Der Geschäftsführer wird darüber hinaus etwaige Ämter als Direktor oder Mitglied der Geschäftsleitung von Verbundenen Unternehmen mit Wirkung zum 30.06.2015 niederlegen. Der Geschäftsführer verpflichtet sich, gegenüber den Gesellschaften und den Verbundenen Unternehmen sowie Dritten alle erforderlichen oder nützlichen und/oder angemessenerweise von den Gesellschaften geforderten Erklärungen zur Niederlegung seiner Ämter abzugeben und an allen hierzu erforderlichen oder nützlichen und/oder angemessenerweise von den Gesellschaften geforderten Rechtshandlungen mitzuwirken.

2.2 In addition, the Managing Director shall resign from his appointments/offices, if any, as director or member of the management board of Affiliated Companies with effect as of 30 June 2015. The Managing Director is obligated to provide the Companies and the Affiliated Companies as well as any third party with all statements to resign from his appointments/offices which are required or useful and/or reasonably requested by the Companies and to cooperate with regard to any required or useful legal act and/or reasonable request of the Companies in this regard.

3. FREISTELLUNG	3. RELEASE

Der Geschäftsführer wird mit Wirkung vom 01.07.2015 bis zum Beendigungszeitpunkt von seiner Dienstpflicht freigestellt. Die Freistellung erfolgt vom 01.07.2015 bis zum 31.12.2015 widerruflich, wobei der Geschäftsführer nicht verpflichtet ist, ins Büro zurückzukehren, sondern nur für Anfragen per Email oder Telefon zur Verfügung steht. Im Übrigen erfolgt die Freistellung unwiderruflich. Der gesamte etwaige Resturlaub aus Vorjahren sowie der Jahresurlaub aus dem laufenden Kalenderjahr werden zu Beginn der Freistellung bis zum 12.08.2015 gewährt und sind mit der Freistellung abgegolten. Der Urlaubsanspruch von jeweils 30 Tagen für die Jahre 2016 und 2017 wird vom 04.01.2016 bis zum 15.02.2016 und vom 02.01.2017 bis zum 13.02.2017 gewährt. Etwaiger während der Freistellung nicht verbrauchter Urlaub wird nicht in Geld abgegolten. Anderweitiges Einkommen aus Anstellungs- und/oder Arbeitsverhältnissen wird entsprechend § 615 S. 2 BGB außerhalb des Urlaubszeitraums angerechnet. Während der Freistellung bleibt das vertragliche Wettbewerbsverbot aufrechterhalten.

The Managing Director shall be released from his duties to the Companies with effect as of 1 July 2015 until the Termination Date. From the 1 July 2015 until 31 December 2015 the release is revocably whereas the Managing Director is not obliged to return to the office but will only answer any questions via email or phone. For the rest, the release shall be irrevocably. Open holiday entitlements of past years and the current year are granted at the beginning of the release until 12 August 2015. The holiday entitlement for 2016 and 2017 amounting to 30 days each shall be granted from 4 January 2016 to 15 February 2016 and from 2 January 2017 to 13 February 2017. Open holiday entitlements, not covered by the release, will not be settled by a compensation payment. Other income resulting from service and/or employment relationships, except those other income during the holiday, shall be credited against the continued remuneration in accordance with sec. 615 sentence 2 German Civil Code. During the release period, the contractual non-compete will continue to apply.

4. VERGÜTUNG	4. REMUNERATION
4.1 Die ROFIN-SINAR Laser GmbH wird das jährliche Bruttofestgehalt in Höhe von € 381.924,00 brutto bis zum Beendigungszeitpunkt ordnungsgemäß abrechnen und den sich daraus ergebenden Nettobetrag an den Geschäftsführer auszahlen. Das Gehalt ist zahlbar in 12 gleichen monatlichen Raten. Die ROFIN-SINAR Laser GmbH wird die Sozialversicherungsbeiträge bis zum Beendigungszeitpunkt abführen.

4.1 ROFIN-SINAR Laser GmbH shall duly settle the fixed annual gross salary amounting to € 381,924.00, up to the Termination Date and shall pay the resulting net amount to the Managing Director. The salary is payable in twelve equal monthly installments. ROFIN-SINAR Laser GmbH will pay the social security contributions until the Termination Date.

4.2 Die ROFIN-SINAR Laser GmbH wird an den Geschäftsführer für die Jahre 2015, 2016 und 2017 eine Brutto-Tantieme in Höhe von jeweils 25% des unter Ziffer 4.1 genannten Betrages, fällig im Januar des Folgejahres zahlen.

4.2 ROFIN-SINAR Laser GmbH shall pay to the Managing Director for the years 2015, 2016 and 2017 a gross bonus in the amount of 25% of the amount mentioned under section 4.1, due in January of the subsequent year.

4.3 Im Falle des Todes des Geschäftsführers sowie der Krankheit gelten die Bedingungen des Anstellungsvertrages bis zum Beendigungszeitpunkt fort.	4.3 In case of the Managing Director’s death and sickness the provisions of the service agreement continue to apply until the Termination Date.
4.4 Weitere Vergütungsansprüche des Geschäftsführers gegen die Gesellschaften und Verbundene Unternehmen bestehen nicht.	4.4 Except as specified in this Agreement, there are no further remuneration claims of the Managing Director against the Companies and the Affiliated Companies.
5. AUFWENDUNGSERSATZ	5. EXPENSES
Die Gesellschaft wird die noch offenen Spesen nach Vorlage einer entsprechenden Abrechnung gemäß der jeweils gültigen Spesen-Richtlinie an den Geschäftsführer ausgleichen.	The Companies shall settle open expenses after the submission of a respective statement by the Managing Director, subject to applicable expense reimbursement policies.
6. BETRIEBLICHE ALTERSVERSORGUNG	6. COMPANY'S PENSION
Die Parteien sind sich darüber einig, dass der Geschäftsführer für die Zwecke der betrieblichen Altersversorgung so gestellt wird, als würde das Anstellungsverhältnis im Januar 2018 enden, wenn dieses mit Wirkung zum 30.09.2017 endet. Anderenfalls, im Falle einer vorzeitigen Beendigung, gilt der tatsächliche Beendigungszeitpunkt auch für die Zwecke der betrieblichen Altersversorgung.

For the purpose of the company’s pension scheme the Parties mutually agree that the Managing Director will be treated as if the service agreement would terminate in January 2018 to the extend the service agreements terminates as of 30 September 2017. Otherwise, in case of an earlier termination, the actual termination date applies for the purpose of the companies’ pension scheme.

7. DIENSTWAGEN	7. COMPANY CAR

Wie im Aufhebungsvertrag mit der amerikanischen Muttergesellschaft des Konzerns vereinbart, wird die Konzern-Muttergesellschaft der Gesellschaften den Dienstwagen des Geschäftsführers käuflich erwerben oder die ROFIN-SINAR Laser GmbH veranlassen, dies zu tun. Der Dienstwagen wird zu Beginn der Freistellung an den Geschäftsführer übereignet. Etwaige aufgrund der Übereignung anfallende Einkommenssteuern trägt die Gesellschaft. Die Parteien sind sich darüber einig, dass kein Anspruch auf einen Dienstwagen mehr besteht, sobald das Kfz an den Geschäftsführer übereignet wurde.

As agreed in the separation agreement with the US parent company of the group, the parent company of the Companies will buy out the Managing Director’s company car or shall cause ROFIN-SINAR Laser GmbH to buy out the company car. The ownership to the company car will be assigned to the Managing Director at the beginning of the garden leave. Any income taxes incurring due to the assignment of the ownership shall be borne by the Company. The Parties mutually agree that there is no right to receive a company car anymore, as soon the ownership to the car is assigned to the Managing Director.

8. ZEUGNIS	8. LETTER OF REFERENCE
Der Geschäftsführer erhält ein wohlwollendes qualifiziertes Arbeitszeugnis. Auf Wunsch wird dem Geschäftsführer dieses Zeugnis von der ROFIN-SINAR Laser GmbH kurzfristig auch als Zwischenzeugnis zur Verfügung gestellt.
The Managing Director is entitled to a benevolent qualified letter of reference. ROFIN-SINAR Laser GmbH is obliged to certificate an interim report on the Managing Director’s request.
9. NACHVERTRAGLICHES WETTBEWERBSVERBOT	9. POST-CONTRACTUAL NON-COMPETITION
Die ROFIN-SINAR Laser GmbH und der Geschäftsführer ersetzen das vereinbarte nachvertragliche Wettbewerbsverbot durch folgende Regelung:	ROFIN-SINAR Laser GmbH and the Managing Director replace the agreed post-contractual non-competition covenant by the following provisions:
9.1 Unter der Bedingung, dass das Anstellungsverhältnis vor dem 30.09.2017 endet, ist es dem Geschäftsführer untersagt, für die Dauer von 24 Monaten nach dem Beendigungszeitpunkt, längstens jedoch bis zum 30.09.2017, in selbständiger, unselbständiger oder sonstiger Weise - direkt oder indirekt - für ein Unternehmen tätig zu werden, das zu den Gesellschaften in direktem oder indirektem Wettbewerb steht oder mit einem Wettbewerbsunternehmen verbunden ist. In gleicher Weise ist es dem Geschäftsführer untersagt, während der Dauer dieses Verbots ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar mit mehr als 5% der Anteile zu beteiligen. Das Verbot gilt auch zugunsten der Verbundenen Unternehmen.

9.1 Subject to the condition that the service agreement terminates before 30 September 2017, for a period of 24 months following the Termination Date, however until 30 September 2017 at the latest, the Managing Director shall not engage, be it directly or indirectly, in any activity as a freelancer, employee or otherwise for any company competing directly or indirectly with the Companies or for any company affiliated with a competitor. The Managing Director shall equally not be allowed to form or purchase such company or acquire any direct or indirect participation of more than 5% in any such company during the period of this covenant. This covenant shall also apply in favor of the Affiliated Companies.

9.2 Des Weiteren verpflichtet sich der Geschäftsführer, für einen Zeitraum von 24 Monaten nach dem Beendigungszeitpunkt, längstens jedoch bis zum 30.09.2017 keine Mitarbeiter - ob selbstständig oder unselbstständig - der ROFIN-SINAR Laser GmbH oder einem Verbundenen Unternehmen mittelbar oder unmittelbar abzuwerben oder mit Abwerbeabsicht anzusprechen. Dies gilt auch für Mitarbeiter, die innerhalb von 30 Monaten vor dem Beendigungszeitpunkt bei der ROFIN-SINAR Laser GmbH oder einem Verbundenen Unternehmen ausgeschieden sind.

9.2 Furthermore, the Managing Director undertakes for a period of 24 months following the Termination Date, however until 30 September 2017 at the latest not to entice away or endeavor to entice away - be it directly or indirectly - any individual employed or otherwise engaged in ROFIN-SINAR Laser GmbH or any Affiliated Company. This also applies to individuals who left ROFIN-SINAR Laser GmbH or an Affiliated Company within 30 months prior to the Termination Date.

9.3 Während der Dauer des Wettbewerbsverbotes erhält der Geschäftsführer eine Entschädigung, die für jedes Jahr des Verbots die Hälfte der vom Geschäftsführer zuletzt bezogenen vertragsmäßigen Leistungen beträgt. Anderweitigen Erwerb muss sich der Geschäftsführer gem. § 74c HGB auf die Entschädigung anrechnen lassen. Insoweit hat der Geschäftsführer der ROFIN-SINAR Laser GmbH jeweils zum Ende eines Quartals schriftlich mitzuteilen und auf Verlangen nachzuweisen, ob und in welcher Höhe er anderweitige Einkünfte bezieht.

9.3 During the term of the non-competition covenant, the Managing Director shall receive a compensation, which amounts for each year of the covenant to 50% of the contractual payments last received by the Managing Director. Other income of the Managing Director shall be set off against the compensation according to sec. 74c HGB (German Commercial Code). The Managing Director shall inform in writing and, upon request, prove to ROFIN-SINAR Laser GmbH at the end of each quarter whether and to which amount he receives other income.

9.4 Für jede Handlung, durch die der Geschäftsführer das Verbot schuldhaft verletzt, hat er eine Vertragsstrafe in Höhe des letzten Bruttomonatsgehalts zu zahlen. Besteht die Verletzungshandlung in der kapitalmäßigen Beteiligung von mehr als 5% an einem Wettbewerbsunternehmen oder der Eingehung eines Dauerschuldverhältnisses (z. B. Arbeits-, Dienst-, Handelsvertreter- oder Beraterverhältnis), wird die Vertragsstrafe für jeden angefangenen Monat, in dem die kapitalmäßige Beteiligung oder das Dauerschuldverhältnis besteht, neu verwirkt (Dauerverletzung). Mehrere Verletzungshandlungen lösen jeweils gesonderte Vertragsstrafen aus, gegebenenfalls auch mehrfach innerhalb eines Monats. Erfolgen dagegen einzelne Verletzungshandlungen im Rahmen einer Dauerverletzung, sind sie von der für die Dauerverletzung verwirkten Vertragsstrafe mit umfasst. Bei Verwirkung mehrerer Vertragsstrafen ist der Gesamtbetrag der zu zahlenden Vertragsstrafen auf das Dreifache des letzten Bruttomonatsgehalts begrenzt. Die Geltendmachung eines weitergehenden Schadens und/oder eines Unterlassungsanspruchs ist nicht ausgeschlossen.

9.4 For every culpable infringement of the prohibition of competition the Managing Director shall be obliged to pay a contractual penalty amounting to the Managing Director’s last monthly gross salary. If the act of breach is committed by acquiring an equity interest of more than 5% in a competing company or by entering into a contract for the performance of a continuing obligation (e.g. employment, service, commercial agent or consultancy contract), the contractual penalty shall be newly incurred for each commenced month in which the equity interest or the contract for the performance of a continuing obligation exists (permanent breach). Several acts of breach shall each give rise to separate contractual penalties, also repeatedly within one month, as the case may be. If, on the other hand, individual acts of breach are committed within the scope of a permanent breach, they shall be covered by the contractual penalty incurred due to the permanent breach. The contractual penalty shall amount to a maximum of three times the last monthly gross salary in case of the incurrence of several contractual penalties. The right of assertion of damages exceeding the contractual penalty incurred and/or the right to file for injunctive relief shall be reserved.

9.5 Soweit vorstehende Regelungen nichts anders bestimmen, gelten die Regelungen der §§ 74 ff. HGB entsprechend; dies gilt insbesondere für die geltungserhaltende Reduktion nach § 74a HGB.
9.5 Unless stated otherwise above, sections 74 et seq. HGB (German Commercial Code) shall apply accordingly; this particularly applies to the preservative reduction (geltungserhaltende Reduktion) according to section 74a HGB.

9.6 Die Gesellschaften einerseits und der Geschäftsführer andererseits sind sich zur Klarstellung darüber einig, dass das nachvertragliche Wettbewerbsverbot hiermit einvernehmlich aufgehoben wird und insbesondere kein Anspruch auf Karenzentschädigung, wenn das Anstellungsverhältnis zum 30.09.2017 endet.

9.6 For the avoidance of doubt, the Companies on the one hand and the Managing Director on the other hand mutually agree that the post-contractual non-competition covenant is hereby mutually waived and that no entitlement to any compensation payment exists if the service agreement terminates as of 30 September 2017.

10. GEHEIMHALTUNG	10. CONFIDENTIALITY
Der Geschäftsführer verpflichtet sich, auch nach Beendigung des Dienstverhältnisses über alle betrieblichen und geschäftlichen Angelegenheiten der Gesellschaften und der Verbundenen Unternehmen insbesondere Betriebs- und Geschäftsgeheimnisse, Stillschweigen zu bewahren.

The Managing Director undertakes to keep confidential any operational and business matters of the Companies and the Affiliated Companies, in particular any trade and business secrets, even after the termination of the service relationship.

11. HERAUSGABE VON GEGENSTÄNDEN	11. RETURN OF DOCUMENTS/ITEMS
11.1 Am 30.06.2015 wird der Geschäftsführer alle geschäftlichen Unterlagen nebst Kopien, Dateien (einschließlich Hard- und Softcopies) sowie alle Gegenstände, die ihm aus Anlass des Dienstverhältnisses überlassen wurden und die im Eigentum der Gesellschaften oder eines Verbundenen Unternehmens stehen, an die Gesellschaften zurückgeben. Dies gilt insbesondere für das Laptop.

11.1 On 30 June 2015 the Managing Director shall return to the Company all business-related documents and copies thereof, data files (including hard copies and soft copies thereof) and all items made available to him in the context of the service relationship which is the property of the Companies or any of the Affiliated Companies. This applies in particular to the laptop.

11.2 Die Parteien sind sich darüber einig, dass der Geschäftsführer das Mobiltelefon nicht zurückgeben muss. Dieses darf der Geschäftsführer behalten. Ferner wird mit Wirkung zum 01.07.2015 die Rufnummer 0049 (0) 172 4320455 auf den Geschäftsführer übertragen. Die Gesellschaften werden alle erforderlichen Erklärungen für die Übertragung der Rufnummer abgeben. Ab dem 01.07.2015 werden die Gesellschaften die monatlichen Kosten und Zugangsgebühren für das Mobiltelefon, das dem Geschäftsführer zur Verfügung gestellt wurde, nicht länger tragen.

11.2 The Parties mutually agree that the Managing Director does not have to return the mobile phone. He is allowed to keep the mobile phone. Further, with effect as of 1 July 2015 the mobile phone number 0049 (0) 172 4320455 will be transferred to the Managing Director. The Companies will make all declarations necessary for the transfer of the mobile phone number. From 1 July 2015 the Companies will no longer pay for the monthly costs and access fees of the mobile phone provided to the Managing Director.

12. VERFALLKLAUSE / ENTLASTUNG	12. FORFEITURE / DISCHARGE

12.1 Die Parteien sind sich darüber einig, dass mit Erfüllung der in diesem Vertrag geregelten Pflichten alle gegenseitigen Ansprüche der Gesellschaften einerseits und dem Geschäftsführer anderseits aus und im Zusammenhang mit dem Anstellungsverhältnis und seiner Beendigung abgegolten und erledigt sind. Dies gilt nicht für etwaige Ansprüche des Geschäftsführers aus einer betrieblichen Altersversorgung. Ferner bestätigt der Geschäftsführer hiermit im Wege eines echten Vertrages zu Gunsten Dritter gemäß § 328 BGB, dass er keine offenen Ansprüche gegen Verbundene Unternehmen hat.

12.1 The parties agree that with the due performance of the obligations provided for in this Agreement, there are no further mutual claims of the Companies on the one hand and the Managing Director on the other hand in connection with this employment relationship and its termination. This does not apply for any possible entitlements of the Managing Director resulting from the company’s pension scheme. Further, the Managing Director herby explicitly confirms by way of a contract for the benefit of third parties according to sec. 328 German Civil Code that he does not have any outstanding claims against any Affiliated Company.

12.2 Der Geschäftsführer bestätigt, dass er die Geschäfte der Gesellschaft jederzeit mit der Sorgfalt eines ordentlichen und gewissenhaften Kaufmannes nach Maßgabe der gesetzlichen Bestimmungen, insbesondere den Bestimmungen des GmbH-Gesetzes, dem Gesellschaftsvertrag, den Beschlüssen der Gesellschafterversammlung und der Geschäftsordnung für die Geschäftsführung geführt hat.

12.2 The Managing Director confirms that he has conducted at any time the business of the Company with the diligence of a prudent businessman and in accordance with the statutory provisions, in particular with the provisions of the German Act on Limited Liability Companies (GmbH-Gesetz), the Company’s articles of association, the resolutions of the shareholders’ meeting and the Company’s rules and regulations for the management.

12.3 Auf Grundlage der vorstehenden Bestätigung werden die Gesellschaften dem Geschäftsführer für den Zeitraum ab dem 01.10.2014 Entlastung erteilen.	12.3 Based on the above confirmation, the Companies will discharge the Managing Director for the time period since 1 October 2014.
13. SCHLUSSBESTIMMUNGEN	13. MISCELLANEOUS
13.1 Änderungen und/oder Ergänzungen dieses Vertrags bedürfen der Schriftform. Dies gilt auch für eine Änderung der Schriftformvereinbarung.	13.1 Any changes and/or additions to this Agreement must be in written form. The same shall apply to any changes to this requirement of written form.
13.2 Dieser Vertrag unterliegt deutschem Recht.	13.2 This Agreement is subject to German law.
13.3 Dieser Vertrag ist in deutscher und englischer Sprache ausgefertigt. Im Falle eines Widerspruchs zwischen der deutschen und der englischen Fassung, hat die deutsche Fassung Vorrang.	13.3 This Agreement is issued in German and English language. In case of contradictions between the German and the English version, the German version shall prevail.
13.4 Falls eine Bestimmung dieses Vertrages ungültig ist oder wird, bleibt die Gültigkeit der übrigen Bestimmungen davon unberührt. In diesem Fall ist die ungültige Bestimmung durch eine gültige Regelung zu ersetzen, die dem wirtschaftlichen Zweck der ungültigen Bestimmung am nächsten kommt.

13.4 Should one of the provisions of this Agreement be or become invalid, this shall not affect the validity of the remaining provisions. In such event, the invalid provision shall be replaced by a valid provision that comes as close as possible to the economic purpose of the invalid provision.

Hamburg, 04.06.2015	Hamburg, 04.06.2015	Günding, 04.06.2015
(Ort / Place) (Datum / Date)	(Ort / Place) (Datum / Date)	(Ort / Place) (Datum / Date)
/s/ I. MODROFF-SCHWAB DE MITTELSTÄDT /s/ THOMAS MERK	/s/ INGRID MITTELSTÄDT /s/ THORSTEN FRAUNPREIß	/s/ GÜNTHER BRAUN
ROFIN-SINAR Laser GmbH, vertreten durch die Alleingesellschafterin, die ROFIN-SINAR Technologies Europe S.L., diese wiederum vertreten durch Frau Ines Ingrid Modroff-Schwab de Mittelstädt und Herrn Thomas Merk
	CBL Verwaltungsgesellschaft mbH, vertreten durch die Alleingesellschafterin, die ROFIN-SINAR Laser GmbH, diese wiederum vertreten durch Frau Ingrid Mittelstädt und Herrn Thorsten Frauenpreiß	Günther Braun

Anlage 1 / Annex 1
Niederlegungserklärung / Resignation Notice

Günther Braun

Persönlich/Vertraulich
An/To
CBL Verwaltungsgesellschaft mbH,
vertreten durch die Alleingesellschafterin, die ROFIN-SINAR Laser GmbH,
diese wiederum vertreten durch Frau Ingrid Mittelstädt und Herrn Thorsten Frauenpreiß

Günding, 04.06.2015

Niederlegung des Amtes als Geschäftsführer
Resignation from the office as Managing Director

Sehr geehrte Damen und Herren,	Dear Sir or Madam,
hiermit lege ich mein Amt als Geschäftsführer der CBL Verwaltungsgesellschaft mbH mit Wirkung zum 01.07.2015 nieder.	I hereby resign from the office as Managing Director of CBL Verwaltungsgesellschaft mbH with effect as of 1 July 2015.
Bitte bestätigen Sie den Erhalt dieses Schreibens durch Unterschrift auf der beigefügten Empfangsbestätigung.	Please confirm receipt of this letter by signing the acknowledgement of receipt attached.
Mit freundlichen Grüßen	Kind regards,
/s/ Günther Braun
Günther Braun

Empfangsbestätigung/Acknowledgement of receipt

Das unterschriebene Schreiben vom [Datum] betreffend Niederlegung des Geschäftsführeramtes haben wir heute erhalten und nehmen die Niederlegung an.	We received the signed letter of [Date] regarding resignation of the office of the managing director today and approve the resignation.

(Place, Date)	(Place, Date)

Ingrid Mittelstädt	Thorsten Frauenpreiß

Günther Braun

Persönlich/Vertraulich
An/To
ROFIN-SINAR Laser GmbH,
vertreten durch die Alleingesellschafterin, die ROFIN-SINAR Technologies Europe S.L., diese wiederum vertreten durch Frau Ines I. Modroff-Schwab de Mittelstädt und Herrn Thomas Merk

Günding, 04.06.2015

Niederlegung des Amtes als Geschäftsführer
Resignation from the office as Managing Director

Sehr geehrte Damen und Herren,	Dear Sir or Madam,
hiermit lege ich mein Amt als Geschäftsführer der ROFIN-SINAR Laser GmbH mit Wirkung zum 01.07.2015 nieder.	I hereby resign from the office as Managing Director of ROFIN-SINAR Laser GmbH with effect as of 1 July 2015.
Bitte bestätigen Sie den Erhalt dieses Schreibens durch Unterschrift auf der beigefügten Empfangsbestätigung.	Please confirm receipt of this letter by signing the acknowledgement of receipt attached.
Mit freundlichen Grüßen	Kind regards,
/s/ Günther Braun
Günther Braun

Empfangsbestätigung/Acknowledgement of receipt

Das unterschriebene Schreiben vom [Datum] betreffend Niederlegung des Geschäftsführeramtes haben wir heute erhalten und nehmen die Niederlegung an.	We received the signed letter of [Date] regarding resignation of the office of the managing director today and approve the resignation.

(Place, Date)	(Place, Date)

I. Modroff-Schwab de Mittelstädt	Thomas Merk